Exhibit 99. (h)(2)

ADMINSTRATION AGREEMENT

between

TCW PREMIER FUNDS

and

INVESTORS BANK & TRUST COMPANY

ADMINISTRATION AGREEMENT

AGREEMENT made as of the 1st day of January, 2003 by and between TCW PREMIER FUNDS, a Delaware business trust (the “Fund”), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).

WHEREAS, the Fund, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the separate portfolios listed on Appendix A hereto; and

WHEREAS, the Fund desires to retain the Bank to render certain administrative services to the Fund and the Bank is willing to render such services.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

1      Appointment. The Fund hereby appoints the Bank to act as Administrator of the Fund on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.    Delivery of Documents. The Fund has furnished the Bank with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Fund’s Board of Directors authorizing the appointment of the Bank to provide certain administrative services to the Fund and approving this Agreement;

(b) The Fund’s incorporating documents filed with the state of Maryland on September 15, 1992 and all amendments thereto (the “Articles”);

(c) The Fund’s by-laws and all amendments thereto (the “By-Laws”);

(d) The Fund’s agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);

(e) The Fund’s most recent Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

(f) The Fund’s most recent prospectus and statement of additional information (the “Prospectus”); and

(g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

The Fund will immediately furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

3.      Duties of Administrator. Subject to the supervision and direction of the Board of Directors of the Fund, the Bank, as Administrator, will assist in conducting various aspects of the Fund’s administrative operations and undertakes to perform the services described in Appendix C hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix C executed by both parties. At such time, the fee schedule included in Appendix B hereto shall be appropriately amended.

In performing all services under this Agreement, the Bank shall act in conformity with the Fund’s Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Fund’s Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Fund’s assets or choice of investments and cannot be held liable for any problem relating to such investments.

4.      Duties of the Fund.

(a) The Fund is solely responsible (through its transfer agent or otherwise) for (i) providing timely and accurate reports (“Daily Sales Reports”) which will enable the Bank as Administrator to monitor the total number of shares sold in each state on a daily basis and (ii) identifying any exempt transactions (“Exempt Transactions”) which are to be excluded from the Daily Sales Reports.

(b) The Fund agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank’s duties hereunder, and the Fund further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

5.      Fees and Expenses.

(a) For the services to be rendered and the facilities to be furnished by the Bank, as provided for in this Agreement, the Fund will compensate the Bank in accordance with fee schedules as may be agreed to from time to tome in writing between the parties. Such fees do not include out-of-pocket disbursements (as delineated on the fee schedule or other expenses with the prior approval of the Fund’s management) of the Bank for which the Bank shall be entitled to bill the Fund separately and for which the Fund shall reimburse the Bank.

(b) The Bank shall not be required to pay any expenses incurred by the Fund.

6.      Limitation of Liability.

(a) The Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify the Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Fund, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or negligence of the Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

(b) The Bank may apply to the fund at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by the Bank from the Fund.

(c) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Bank shall not be liable to the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

(e) Year 2000 Compliance. The Bank certifies that the occurrence in or use by the Bank’s own proprietary internal systems (the “Systems”) of dates before or after January 1, 2000 (the “Millennial Dates”) will not adversely affect the performance of the Systems with respect to date dependent data, computations, output or other functions (including, without limitation, calculating, computing and sequencing) and that the Systems will create, store and generate output data related to or including Millennial Dates without errors or omissions (“Year 2000 Compliance”).

The parties acknowledge that the Bank relies on automated data communications with vendors, clients and other third parties, as well as certain third party hardware and software providers such as Electronic Data Systems. The Bank also relies on other third party relationships in the conduct of its business. For example, the Bank relies on the services of the landlords of its facilities, telecommunication companies, utilities and commercial airlines, among others. The parties acknowledge that the Bank can make no certification as to the Year 2000 Compliance of third-parties utilized by the Bank in its day to day operations or with which the Systems interact or communicate, from which the Systems receive data or to which the Systems send data. The parties further acknowledge that while the Bank has contacted such third-parties regarding Year 2000 Compliance and will use reasonable efforts to monitor the status of such third-parties’ Year 2000 Compliance, failure by such third-parties to achieve timely Year 2000 Compliance could adversely affect the Bank’s performance under this Agreement.

The Bank further certifies that it has or will have in place contingency plans that it believes will mitigate business interruption caused by failure of the Systems to be Year 2000 Compliant and/or failure of third parties to be Year 2000 Compliant. These contingency plans include, among other things, supplemental staffing and procedures for manual processing of system-based tasks.

7.      Termination of Agreement.

(a) The term of this Agreement shall commence upon the date first noted above and continue through and including March 31, 2004 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”) unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

(i) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party violates any material provision of this Agreement, provided that the violating party does not cure such violation within ninety days of receipt of written notice from the non-violating party of such violation.

(ii) Either party may terminate this Agreement during any Renewal Term upon ninety days written notice to the other party. Any termination pursuant to this paragraph 7(a)(ii) shall be effective upon expiration of such ninety days, provided, however, that the effective date of such termination may be postponed, at the request of the Fund, to a date not more than one hundred twenty days after delivery of the written notice in order to give the Fund an opportunity to make suitable arrangements for a successor administrator.

(b) At any time after the termination of this Agreement, the Fund may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Administrator.

8.      Miscellaneous.

(a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

        To the Fund:

                    Trust Company of the West
                    865 South Figueroa Street
                    Los Angeles, CA 90017
                    Attn: Elnoise Davis
                    With a copy to: Phil K. Holl, Associate General Counsel

        To the Bank:

                    Investors Bank & Trust Company
                    200 Clarendon Street, P.O. Box 9130
                    Boston, MA 02117-9130
                    Attention: Geoffrey M. O’Connell, Senior Director, Client Management
                    With a copy to: John E. Henry, General Counsel

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f) This Agreement may not be altered or amended, except by an instrument in writing, executed by both parties.

9.    Confidentiality. All books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required in the performance of duties hereunder or as otherwise required by law.

10.    Use of Name. The Fund shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

TCW PREMIER FUNDS

By:
Name
Title:

INVESTORS BANK & TRUST COMPANY

By:
Name
Title:

Appendices

Appendix A	Portfolios

Appendix B	Reserved

Appendix C	Services

APPENDIX A

Portfolios covered by this Agreement:

•	TCW Premier Opportunity Fund
•	TCW Premier Value Opportunities Fund

Appendix C:
Investors Bank & Trust
Summary of Administration Functions
TCW Premier Fund

Function	Investors Bank & Trust	TCW	Suggested Fund Auditor or Counsel
MANAGEMENT REPORTING & TREASURY ADMINISTRATION

Monitor portfolio compliance in accordance with the current Prospectus and SAI.	Perform tests of certain specific portfolio activity designed from provisions of the Fund’s Prospectus and SAI. Follow-up on potential violations.
Continuously monitor portfolio activity and Fund operations in conjunction with 1940 Act, Prospectus, SAI and any other applicable laws and regulations. Monitor testing results and approve resolution of compliance issues.
A/C - Provide consultation as needed on compliance issues.
Frequency: Daily

Provide compliance summary package.	Provide a report of compliance testing results.	Review report.	A/C - Provide consultation as needed.
Frequency: Monthly

Prepare other financial information.	Provide a calculation of portfolio turnover for the last 12 months.	Review report.
Frequency: Monthly

Perform asset diversification testing to establish qualification as a RIC.	Perform asset diversification tests at each tax quarter end. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review quarter end tests on a current basis.
Frequency: Quarterly

Function	Investors Bank & Trust	TCW	Suggested Fund Auditor or Counsel
MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Perform qualifying income testing to establish qualification as a RIC.	Perform qualifying income testing (on book basis income, unless material differences are anticipated) on quarterly basis and as may otherwise be necessary. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	A - Consult as needed on tax accounting positions to be taken. Review in conjunction with year-end audit.
Frequency: Quarterly

Prepare the Fund’s annual expense budget. Establish daily accruals.	Prepare preliminary expense budget. Notify fund accounting of new accrual rates.	Provide vendor information as necessary. Approve expense budget.
Frequency: Annually

Monitor the Fund’s expense budget. Review the Fund’s multi-class expense differentials.	Monitor actual expenses updating budgets/ expense accruals. Review expense differentials among classes.	Provide vendor information as necessary. Review expense analysis and approve budget revisions.	C/A - Provide consultation as requested.
Frequency: Quarterly

Receive and coordinate payment of fund expenses.	Obtain authorized approval to process payment for IBT fees. Log and track all expenses.	Approve invoices and allocations of payments. Send invoices to IBT in a timely manner.
Frequency: As often as necessary

Function	Investors Bank & Trust	TCW	Suggested Fund Auditor or Counsel
MANAGEMENT REPORTING & TREASURY ADMINISTRATION (CONT.)

Prepare financial information for Board meetings	Prepare the following information at each calendar quarter end: Expense ratios 1. Calendar year to date 2. Last 12 months	Review report.

Portfolio Turnover
1. One month calculation for each month in current quarter end 2. Calendar year to date through each month in current quarter end 3. Last 12 months
Frequency: Quarterly

Prepare after-tax total returns	Calculate pre-liquidation and post-liquidation after-tax returns for pre-determined time periods.	Provide all distributions for fiscal year. Send all tax reclass information to IBT in a timely manner.
Frequency: Annually

Function	Investors Bank & Trust	TCW	Suggested Fund Auditor or Counsel
FINANCIAL REPORTING

Coordinate the annual audit and semi-annual preparation and printing of financial statements and notes with management, fund accounting and the fund auditors.
Coordinate the creation of templates reflecting client-selected standardized appearance and text of financial statements and footnotes. Draft and manage production cycle. Coordinate with IBT fund accounting the electronic receipt of portfolio and general ledger information. Assist in resolution of accounting issues. Using templates, draft financial statements, coordinate auditor and management review, and clear comments.

Provide past financial statements and other information required to create templates, including report style and graphics. Approve format and text as standard. Approve production cycle and assist in managing to the cycle. Coordinate review and approval by portfolio managers of portfolio listings to be included in financial statements. Prepare appropriate management letter and coordinate production of Management Discussion and Analysis. Review and approve entire report. Make appropriate representations in conjunction with audit. Coordinate printing of reports and EDGAR conversion with outside printer and filing with the SEC via EDGAR.
A - Perform audit and issue opinion on annual financial statements. A/C - Review reports.
Frequency: Annually/semi-annually

Prepare and file Form N-SAR.	Prepare form for filing. Obtain any necessary supporting documents. File with SEC via EDGAR. To be performed by Reporting & Compliance	Provide appropriate responses. Review and authorize filing.	C- Review initial filing. A - Provide annual audit internal control letter to accompany the annual filing. Provide annual multi-class report when applicable.
Frequency: Semi-annually